EXHIBIT 2.2

                            STOCK PURCHASE AGREEMENT

                                      AMONG

                                GEOKINETICS INC.

                                       AND

                              GALLANT ENERGY, INC.

                                       AND

                      SIGNATURE GEOPHYSICAL SERVICES, INC.

                                 JUNE ___, 1997

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

ARTICLE I.

      GENERAL................................................................1
      1.1   DEFINITIONS......................................................1
      1.2   AGREEMENT TO PURCHASE AND SELL ACQUIRED SHARES...................5
      1.3   PURCHASE PRICE...................................................5
      1.4   EMPLOYMENT AGREEMENT.............................................5
      1.5   THE CLOSING......................................................5
      1.6   ADDITIONAL EQUITY FINANCING......................................6
      1.7   EMPLOYEES........................................................6
      1.8   DELIVERIES AT THE CLOSING........................................6

ARTICLE II.

      REPRESENTATIONS AND WARRANTIES.........................................6
      2.1   REPRESENTATIONS AND WARRANTIES OF THE SELLER.....................6
            (a)   AUTHORIZATION OF TRANSACTION...............................7
            (b)   NONCONTRAVENTION...........................................7
            (c)   BROKERS' FEES..............................................7
            (d)   INVESTMENT.................................................7
            (e)   ACQUIRED SHARES............................................7
      2.2   REPRESENTATIONS AND WARRANTIES OF THE BUYER......................8
            (a)   ORGANIZATION OF THE BUYER..................................8
            (b)   AUTHORIZATION OF TRANSACTION...............................8
            (c)   NONCONTRAVENTION...........................................8
            (d)   BROKERS' FEES..............................................8
            (e)   INVESTMENT.................................................8
      2.3   REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY...........10
            (a)   ORGANIZATION, QUALIFICATION, AND CORPORATE POWER..........10
            (b)   AUTHORIZATION OF TRANSACTION..............................11
            (c)   CAPITALIZATION............................................11
            (d)   NONCONTRAVENTION..........................................11
            (e)   BROKERS' FEES.............................................11
            (f)   TITLE TO ASSETS...........................................11
            (g)   SUBSIDIARIES, ETC.........................................12
            (h)   FINANCIAL STATEMENTS......................................12
            (i)   EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END..........12
            (j)   UNDISCLOSED LIABILITIES...................................14
            (k)   LEGAL COMPLIANCE..........................................14
            (l)   TAX MATTERS...............................................14

                           TABLE OF CONTENTS (Cont'd.)

            (m)   REAL PROPERTY.............................................15
            (n)   OWNED INTELLECTUAL PROPERTY...............................16
            (o)   USED INTELLECTUAL PROPERTY................................17
            (p)   BUSINESS ACTIVITY.........................................17
            (q)   TANGIBLE ASSETS...........................................18
            (r)   CONTRACTS.................................................18
            (s)   NOTES AND ACCOUNTS RECEIVABLE.............................19
            (t)   POWERS OF ATTORNEY........................................19
            (u)   INSURANCE.................................................19
            (v)   LITIGATION................................................20
            (w)   WARRANTY..................................................20
            (x)   EMPLOYEES.................................................21
            (y)   EMPLOYEE BENEFITS.........................................21
            (z)   GUARANTIES................................................21
            (aa)  ENVIRONMENT, HEALTH, AND SAFETY...........................21
            (bb)  CERTAIN BUSINESS RELATIONSHIPS............................21
            (cc)  DISCLOSURE................................................21

ARTICLE III.

      CONDUCT AND TRANSACTIONS PRIOR TO CLOSING.............................21
      3.1   GENERAL.........................................................21
      3.2   NOTICES AND CONSENTS............................................22
      3.3   OPERATION OF BUSINESS...........................................22
      3.4   PRESERVATION OF BUSINESS........................................22
      3.5   FULL ACCESS.....................................................22
      3.6   NOTICE OF DEVELOPMENTS..........................................22
      3.7   EXCLUSIVITY.....................................................23
      3.8   CONFIDENTIALITY.................................................23

ARTICLE IV.

      POST-CLOSING COVENANTS................................................24
      4.1   GENERAL.........................................................24
      4.2   LITIGATION SUPPORT..............................................24
      4.3   TRANSITION......................................................24
      4.4   CONFIDENTIALITY.................................................24

ARTICLE V.

      CONDITIONS OF CLOSING.................................................25
      5.1   CONDITIONS OF OBLIGATIONS OF THE BUYER..........................25

                           TABLE OF CONTENTS (Cont'd.)

      5.2   CONDITIONS OF OBLIGATIONS OF THE SELLER.........................26

ARTICLE VI.

      REMEDIES FOR BREACHES OF AGREEMENT....................................27
      6.1   SURVIVAL OF REPRESENTATIONS AND WARRANTIES......................27
      6.2   INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.............27
      6.3   INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER............28
      6.4   MATTERS INVOLVING THIRD PARTIES.................................28
      6.5   OTHER INDEMNIFICATION PROVISIONS................................29

ARTICLE VII.

      MISCELLANEOUS.........................................................30
      7.1   TERMINATION OF AGREEMENT........................................30
      7.2   EFFECT OF TERMINATION...........................................30
      7.3   PRESS RELEASES AND PUBLIC ANNOUNCEMENTS.........................30
      7.4   NO THIRD-PARTY BENEFICIARIES....................................30
      7.5   ENTIRE AGREEMENT................................................30
      7.6   SUCCESSION AND ASSIGNMENT.......................................31
      7.7   COUNTERPARTS....................................................31
      7.8   HEADINGS........................................................31
      7.9   NOTICES.........................................................31
      7.10  GOVERNING LAW...................................................32
      7.11  AMENDMENTS AND WAIVERS..........................................32
      7.12  SEVERABILITY....................................................32
      7.13  EXPENSES........................................................32
      7.14  CONSTRUCTION....................................................32
      7.15  INCORPORATION OF EXHIBITS AND SCHEDULES.........................33
      7.16  SPECIFIC PERFORMANCE............................................33
      7.17  SUBMISSION TO JURISDICTION......................................33

                            STOCK PURCHASE AGREEMENT


      This Stock Purchase Agreement (this "AGREEMENT") is made and entered into as of June ___, 1997, by and among Geokinetics Inc., a Delaware corporation (the "BUYER"), Gallant Energy, Inc., a Texas corporation (the "SELLER"), and Signature Geophysical Services, Inc., a Michigan corporation (the "COMPANY"). The Buyer, the Seller and the Company are sometimes referred to collectively herein as the "PARTIES."

      The Company is engaged in the business of conducting 2-D and 3-D seismic surveys of oil and gas prospects, focusing on the Permian Basin and the Gulf Coast with a special emphasis on swamp work (the "BUSINESS").

      The Seller owns 500 shares of the issued and outstanding capital stock of the Company, no par value (the "COMMON STOCK"), representing all of the issued and outstanding capital stock of the Company.

      This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer all of the shares of the Common Stock owned by Seller in return for shares of Buyer's common stock, $.20 par value ("Buyer Common Stock").

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

                                   ARTICLE I.

                                     GENERAL

      1.1 DEFINITIONS. Unless otherwise stated in this Agreement, capitalized terms shall have the following meanings:

      "ACQUIRED SHARES" means 500 shares of Common Stock of the Company owned by the Seller, representing one hundred percent (100%) of the total issued and outstanding shares of the capital stock of the Company.

      "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

      "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

      "AFFILIATED GROUP" means any affiliated group within the meaning of
Section 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law.

      "AGREEMENT" has the meaning set forth in the first paragraph above.

      "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

      "BUSINESS" has the meaning set forth in the second paragraph above.

      "BUYER" has the meaning set forth in the first paragraph above.

      "BUYER COMMON STOCK" has the meaning set forth in the fourth paragraph above.

      "CLOSING" has the meaning set forth in Section 1.5 below.

      "CLOSING DATE" has the meaning set forth in Section 1.5 below.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "COMMON STOCK" means any share of the common stock, no par value, of the Company.

      "COMPANY" has the meaning set forth in the first paragraph above.

      "CONFIDENTIAL INFORMATION" has the meaning set forth in Section 3.8 below.

      "DISCLOSURE SCHEDULE" has the meaning set forth in Section 2.3 below.

      "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

      "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in Section 3(2) of ERISA.

      "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in Section 3(1) of ERISA.

      "ENVIRONMENTAL, HEALTH, AND SAFETY LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "FIDUCIARY" has the meaning set forth in Section 3(21) of ERISA.

      "FINANCIAL STATEMENTS" has the meaning set forth in Section 2.3(h) below.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "INDEMNIFIED PARTY" has the meaning set forth in Section 6.4 below.

      "INDEMNIFYING PARTY" has the meaning set forth in Section 6.4 below.

      "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, seismic data bases, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

      "KNOWN" OR "KNOWLEDGE" means that whenever a statement regarding the existence or absence of facts in this Agreement is qualified by a phrase such as "to such Person's knowledge" or "known by such Person," the Parties intend that the information to be attributed to such Person is information that is actually or constructively known to (a) the Person in the case of an individual, or (b) in the case of a corporation or other entity, an officer or an employee who devoted substantive attention to matters of such nature during the ordinary course of his employment. A Person has "constructive knowledge" of those matters which the individual involved could reasonably be expected to have as a result of undertaking an investigation of such a scope and extent as a reasonably prudent man would undertake concerning the particular subject matter.

      "LETTER OF INTENT" means that certain Letter of Intent between James V. Gallant, the Company and Buyer, dated March 5, 1997.

      "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.

      "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in Section 2.3(h) below.

      "MOST RECENT FISCAL MONTH END" has the meaning set forth in Section 2.3(h) below.

      "MOST RECENT FISCAL YEAR END" has the meaning set forth in Section 2.3(h) below.

      "MULTIEMPLOYER PLAN" has the meaning set forth in Section 3(37) of ERISA.

      "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "PARTY" has the meaning set forth in the preface above.

      "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

      "PRIVATE PLACEMENT" has the meaning set forth in Section 1.6 below.

      "PROCESS AGENT" has the meaning set forth in Section 7.17 below.

      "PURCHASE PRICE" has the meaning set forth in Section 1.3 below.

      "SECURITIES ACT" means the Securities Act of 1933, as amended.

      "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

      "SECURITY INTEREST" means any mortgage, deed of trust, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable,
(c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "SELLER" has the meaning set forth in the first paragraph above.

      "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

      "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "THIRD PARTY CLAIM" has the meaning set forth in Section 6.4 below.

      1.2 AGREEMENT TO PURCHASE AND SELL ACQUIRED SHARES. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the Acquired Shares for the consideration specified below in Section 1.3.

      1.3 PURCHASE PRICE. The purchase price for the Acquired Shares shall be for the aggregate consideration (the "Purchase Price") consisting of 400,000 shares of the Buyer's Common Stock. At the Closing the Buyer and the Seller shall enter into a registration rights agreement (the "Registration Rights Agreement"), on mutually acceptable terms, which will entitle Seller to receive "piggyback" registration rights to participate as a selling shareholder in up to two public offerings of Common Stock by Buyer, if any, occurring more than six months after the date hereof and not later than four years after the date hereof, subject to reasonable and customary terms and conditions, including the right of the managing underwriter to cut back the number of shares to be sold by any selling shareholder as a result of market conditions. In addition, the Registration Rights Agreement shall provide that, beginning one year after the date hereof, the Seller shall receive a one-time right to require registration of not less than 50% of all of the Common Stock received by Seller pursuant hereto, subject to reasonable and customary terms and conditions.

      1.4 EMPLOYMENT AGREEMENT. At the Closing, immediately following Buyer's acquisition of the Acquired Shares, the Company and James V. Gallant shall execute and deliver an Executive Employment Agreement in the form attached as Exhibit A (the "Executive Employment Agreement"), providing for the employment of Mr. Gallant as President of the Company for an initial term of three years. Any shares of Buyer's Common Stock acquired by Mr. Gallant upon the exercise of stock options granted pursuant to the terms of the Executive Employment Agreement shall also be entitled to the benefits of the Registration Rights Agreement.

      1.5 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Chamberlain, Hrdlicka, White, Williams & Martin in Houston, Texas, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Seller may mutually determine (the "CLOSING DATE"); provided, however, that the Closing Date shall be no later than July 15, 1997.

      1.6 ADDITIONAL EQUITY FINANCING. It is contemplated that, in order to obtain the equity capital necessary for the consummation of the transactions contemplated by this Agreement, Buyer will conduct a private offering of not less than $6,000,000 of Buyer's equity securities (the "PRIVATE PLACEMENT"), pursuant to an exemption from registration under the Securities Act. The Buyer intends to apply the proceeds of the Private Placement approximately as follows:
(i) $500,000 to conversion of certain outstanding bridge financing to
(ii)$2,000,000 pursuant to the provisions of Section 5.2(e) hereof,
(iii)$1,000,000 to the working capital requirements of Quantum Geophysical, Inc., a wholly-owned subsidiary of the Buyer after the Closing, (iv)$2,150,000 for the repayment of certain indebtedness of the Buyer, and (v)$350,000 to the Buyer's working capital requirements of the Buyer after the Closing.

      1.7 EMPLOYEES. Prior to or at the Closing, Seller will permit or cause the Company to permit Buyer to offer continued employment to some or all of the individuals that are employees of the Company immediately prior to Closing. The Buyer shall have full and absolute discretion in determining the terms, conditions and benefits relating to such employment. Nothing contained in this Agreement shall obligate the Buyer to continue the employment of any employee (other than Mr. Gallant, who will be employed after the Closing pursuant to the terms of the Executive Employment Agreement), nor is this Section 1.8 intended to create any claim or right on the part of the employee of the Company and no such employee shall be entitled to assert any such claim.

      1.8 DELIVERIES AT THE CLOSING. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in
Section 5.1 below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 5.2 below, (iii) the Seller will deliver to the Buyer a stock certificate representing all of the Acquired Shares, endorsed in blank or accompanied by a duly executed assignment document, (iv) the Buyer will deliver to the Seller the consideration specified in Section 1.3 above , (v) the Buyer and the Seller shall have executed the Registration Rights Agreement specified in Section 1.3 above, and (vi) the Company and Mr. Gallant shall execute and deliver the Executive Employment Agreement.

                                   ARTICLE II.

                         REPRESENTATIONS AND WARRANTIES

      2.1 REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer that the statements contained in this Section 2.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.1 with respect to Seller).

            (a) AUTHORIZATION OF TRANSACTION. The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

            (b) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of Seller's assets is subject.

            (c) BROKERS' FEES. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

            (d) INVESTMENT. The Seller (A) understands that the Buyer Common Stock has not been, and, except as contemplated by the Registration Rights Agreement, will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Buyer Common Stock for its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Buyer, and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Common Stock, and (E) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Common Stock, and (F) the certificate evidencing the shares of Buyer Common Stock will contain legends restricting the transfer thereof.

            (e) ACQUIRED SHARES. The Seller holds of record and owns beneficially the Acquired Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Acquired Shares constitute all of the issued and outstanding capital stock of the Company. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than as contemplated in this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

      2.2 REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that the statements contained in this Section 2.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.2).

            (a) ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Buyer has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Buyer is not in default or in violation of any provision of its charter or bylaws.

            (b) AUTHORIZATION OF TRANSACTION. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. Assuming the truth and accuracy of the Seller's representation and warranty in Section 2.1(d) above, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

            (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which any of Buyer's assets is subject (or result in the imposition of any Security Interest upon any of its assets).

            (d) BROKERS' FEES. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

            (e) INVESTMENT. The Buyer is not acquiring the Acquired Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

            (f) BUYER'S COMMON STOCK. The shares of Buyer Common Stock to be issued to Seller pursuant to Section 1.3 above and to Mr. Gallant pursuant to the Executive Employment Agreement will be validly issued, fully paid and non-assessable.

            (g) FINANCIAL STATEMENTS. The Buyer has delivered to the Seller the following financial Statements: (i) The unaudited balance sheet and statement of income, changes in stockholders' equity, and cash flows as of and for the fiscal year ended December 31, 1996 for the Buyer and its subsidiaries; and (ii) Buyer's Quarterly Report on Form 10-QSB for the three months ended March 31, 1997. Such financial statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Buyer as of such dates and the results of operations of the Buyer for such periods, are correct and complete, and are consistent with the books and records of the Buyer (which books and records are correct and complete). Since March 31, 1997, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Buyer.

            (h) LEGAL COMPLIANCE. The Buyer and its subsidiaries and their respective predecessors have complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no actions, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

            (i) TAX MATTERS. The Buyer has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Buyer (whether or not shown on any Tax Return) have been paid. The Buyer currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any assets of the Buyer or any of its subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

            (j) BUSINESS ACTIVITY. The Buyer has not infringed, misappropriated or otherwise violated any intellectual property rights of third parties, nor does the Buyer have any knowledge of any infringement, misappropriation or violation which will occur as a result of the continued operation of the Buyer's business as now conducted or as presently proposed to be conducted.

            (k) TANGIBLE ASSETS. The Buyer and its subsidiaries own or lease all buildings, machinery, equipment and other tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operation condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

            (l) LITIGATION. Neither the Buyer nor any of its subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. The Buyer does not have any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company or any of its subsidiaries.

            (m) PUBLIC FILINGS. Each of Buyer's public filings under the Securities Exchange Act contains the information required therein and is complete and correct in all materials respects (except that Buyer's Form 10-QSB for the year ended December 31, 1996, will be required to be supplemented with appropriate financial statements promptly after the completion of the Private Placement). The capitalization of Buyer is as set forth in such filings.

            (n) DISCLOSURE. The representations and warranties contained in this
      Section 2.2 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 2.2 not misleading.

      2.3 REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY. The Seller and the Company, jointly and severally, represent and warrant to the Buyer that the statements contained in this Section 2.3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were sub stituted for the date of this Agreement throughout this Section 2.3), except as set forth in the disclosure schedule to be delivered by the Seller to the Buyer on the Closing Date hereof and initialed by the Parties (the "DISCLOSURE SCHEDULE"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 2.3.

            (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 2.3(a) of the Disclosure Schedule lists the directors and officers of the Company. The Seller has delivered to the Buyer correct and complete copies of the charter and bylaws of the Company, as amended to date. The minute book (containing the records of meetings of the shareholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete. The Company is not in default under or in violation of any provision of its charter or bylaws.

            (b) AUTHORIZATION OF TRANSACTION. The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions.

            (c) CAPITALIZATION. Section 2.3(c) of the Disclosure Schedule sets forth a true and accurate schedule stating (i) the number of shares of authorized capital stock of each class of the Company's stock, (ii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iii) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of the Company's capital stock, including the Acquired Shares, have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Persons set forth in Section 2.3(c) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

            (d) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

            (e) BROKERS' FEES. The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

            (f) TITLE TO ASSETS. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the unaudited balance sheet as of March 31, 1997 or acquired after the date thereof, free and clear of all Security Interests, except as set forth in Section 2.3(f) of the Disclosure Schedule.

            (g) SUBSIDIARIES, ETC. The Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture, limited liability company, or other non-corporate business enterprise, except as listed in Section 2.3(g) of the Disclosure Schedule.

            (h) FINANCIAL STATEMENTS. Attached hereto as Exhibit 2.3(h) are the following financial statements (collectively the "FINANCIAL STATEMENTS"):
      (i) the reviewed balance sheet and statements of income, changes in stockholders' equity, and cash flows as of and for the fiscal year ended August 31, 1996 (the "MOST RECENT FISCAL YEAR END") for the Company; and
      (ii) unaudited balance sheet and statements of income (the "MOST RECENT FINANCIAL STATEMENTS") as of and for the seven months ended March 31, 1997 (the "MOST RECENT FISCAL MONTH END") for the Company. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company (which books and records are correct and complete).

            (i) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the Business, financial condition, operations, results of operations, or future prospects of the Company. Without limiting the generality of the foregoing, since that date, except as set forth in Section 2.3(i) of the Disclosure Schedule, the Company has not:

                  (i) sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                  (ii) entered into any agreement, contract, lease or license
            (or series of related agreements, contracts, leases, and licenses) involving more than $10,000;

                  (iii) accelerated, terminated, modified, or canceled any
            agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which the Company is a party or by which the Company is bound, nor has any other Person accelerated, terminated, modified, or canceled any of the foregoing;

                  (iv) imposed any Security Interests upon any of its assets, tangible or intangible;

                  (v) made any capital expenditure (or series of related capital expenditures) involving more than $10,000;

                  (vi) made any capital investment in, any loan to, or any
            acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

                  (vii) issued any note, bond, or other debt security or
            created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $50,000 in the aggregate;

                  (viii) delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                  (ix) canceled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $1,000;

                  (x) granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                  (xi) made or authorized any change in the charter or bylaws of the Company;

                  (xii) issued, sold, or otherwise disposed of any of its
            capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                  (xiii) declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (xiv) experienced or suffered any damage, destruction, or loss
            (whether or not covered by insurance) to its property;

                  (xv) made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

                  (xvi) entered into any employment contract or collective
            bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  (xvii) granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xviii) adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                  (xix) made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xx) made or pledged to make any charitable or other capital contribution; or

                  (xxi) become aware of any other material occurrence, event, incident, action, failure to act, or transaction involving the Company.

            (j) UNDISCLOSED LIABILITIES. Except as described in Section 2.3(j) of the Disclosure Schedule, the Company has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

            (k) LEGAL COMPLIANCE. The Company is in compliance in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

            (l) TAX MATTERS.

                  (i) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (ii) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (iii) No Seller or director or officer (or employee
            responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either (A) claimed or raised by any authority in writing or (B) as to which any of the Seller and the directors and officers (and employees responsible for Tax matters) of the Company has knowledge, based upon personal contact with any agent of such authority. Section 2.3(l) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after August 31, 1994, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since August 31, 1994.

                  (iv) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (v) The Company is not a party to any Tax allocation or
            sharing agreement. The Company (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or
            (B) has no Liability for the Taxes of any Person (other than the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (vi) Section 2.3(l) of the Disclosure Schedule sets forth the following information with respect to the Company as of the most recent practicable date: (A) the basis of the Company in its assets and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company.

                  (vii) The unpaid Taxes of the Company (A) did not, as of the
            Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

            (m)   REAL PROPERTY.

                  (i)  The Company does not own real property.

                  (ii) Section 2.3(m)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company. Section 2.3(m)(ii) of the Disclosure Schedule also identifies the leased or subleased properties. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 2.3(m)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 2.3(m)(ii) of the Disclosure Schedule, to the knowledge of Seller:

                        (A) the lease or sublease is legal, valid, binding,
                  enforceable, and in full force and effect;

                        (B) the lease or sublease will continue to be legal,
                  valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                        (C) no party to the lease or sublease is in breach or
                  default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                        (D) no party to the lease or sublease has repudiated any
                  provision thereof;

                        (E) there are no disputes, oral agreements, or
                  forbearance programs in effect as to the lease or sublease;

                        (F) with respect to each sublease, the representations
                  and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease; and

                        (G) the Company has not assigned, transferred, conveyed,
                  mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

            (n) OWNED INTELLECTUAL PROPERTY. Section 2.3(n) of the Disclosure Schedule sets forth a list of Intellectual Property owned by the Company. With respect to each of such item of Intellectual Property, to the knowledge of Seller:

                  (i) the Company is the sole and exclusive owner and has the sole and exclusive right to use the item in the conduct of the Business;

                  (ii) no proceedings have been instituted, are pending or are threatened which challenge the validity, enforceability, use or ownership thereof;

                  (iii) the item (A) does not infringe upon or otherwise violate the rights of others, (B) is not being infringed upon by others, (C) is not subject to any outstanding order, decree, judgment, stipulation or charge;

                  (iv) no license, sublicense or agreement pertaining to the item has been granted by the Company;

                  (v) the Company has not received any charge of interference or infringement with respect to the item;

                  (vi) the Company has not agreed to indemnify any Person for or against any infringement with respect to the item;

                  (vii) there is no invention or application therefor or similar property which infringes upon the item;

                  (viii) the transactions contemplated by this Agreement will have no adverse effect on the Company's right, title and interest in the item;

                  (ix) the Company has taken all steps necessary to protect the rights set forth in Section 2.3(n) of the Disclosure Schedule and will continue to maintain those rights prior to the Closing so as not to adversely affect the validity or enforcement of such rights; and

                  (x) the Company has supplied Buyer with true and complete
            copies of all written documentation evidencing its ownership of the item and of all licenses and other contracts related thereto.

      To the best Knowledge of the Company and the Seller, there are no inventions, new products or methods of manufacturing or processing developed by any competitors or others which are expected by the Company or the Seller to supersede or make obsolete the products or processes of the Company within 18 months of the date hereof.

            (o) USED INTELLECTUAL PROPERTY. Section 2.3(o) of the Disclosure Schedule sets forth a list describing all of the Intellectual Property of others which the Company practices or uses that is material to the Company's Business. With respect to each of such item of Intellectual Property to the knowledge of Seller:

                  (i) a license agreement covering the item has been validly executed and delivered by the Company and by the other parties thereto and is in full force and effect;

                  (ii) no event has occurred which constitutes a breach of such license agreement, the Company has not repudiated and no other party thereto has repudiated any provisions thereof and there are no disputes, oral arrangements or delayed payments programs in effect as to any such license agreement;

                  (iii) the Company has supplied Buyer with a true and correct copy of the license agreement; and

                  (iv) the transaction contemplated by this Agreement will have no adverse effect on the Company's ability to continue using or practicing each such item.

            (p) BUSINESS ACTIVITY. The Company has not infringed, misappropriated or otherwise violated any intellectual property rights of third parties, nor does the Company have any Knowledge of any infringement, misappropriation or violation which will occur as a result of the continued operation of the Company's business as now conducted or as presently proposed to be conducted.

            (q) TANGIBLE ASSETS. The Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

            (r) CONTRACTS. Section 2.3(r) of the Disclosure Schedule lists the following contracts and other agreements to which the Company is a party:

                  (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $1,000 per annum;

                  (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Company, or involve consideration in excess of $1,000.

                  (iii) any agreement concerning a partnership or joint venture;

                  (iv) any agreement (or group of related agreements) under
            which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $1,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                  (v) any agreement concerning confidentiality or
            noncompetition;

                  (vi) any agreement with any of the Seller or its Affiliates
            (other than the Company);

                  (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  (viii) any collective bargaining agreement;

                  (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $20,000 or providing severance benefits;

                  (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

                  (xi) any agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company; or

                  (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $5,000.

      The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 2.3(r) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 2.3(r) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

            (s) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Company are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, subject to the reserve for bad debts set forth on the Company's balance sheet for the Most Recent Fiscal Month End, and are expected to be collected in accordance with their terms at their recorded amounts.

            (t) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Company.

            (u) INSURANCE. Section 2.3(u) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three years:

                  (i) the name, address, and telephone number of the agent;

                  (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  (iii) the policy number and the period of coverage;

                  (iv) the scope (including an indication of whether the
            coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                  (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

      With respect to each such insurance policy, to the knowledge of Seller:
      (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither any of the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Company has been covered during the past three years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 2.3(u) of the Disclosure Schedule describes any self-insurance arrangements affecting the Company.

            (v) LITIGATION. Section 2.3(v) of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or adminis trative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Unless specifically noted in
      Section 2.3(v) of the Disclosure Schedule, none of the actions, suits, proceedings, hearings, and investigations set forth in Section 2.3(v) of the Disclosure Schedule could reasonably be expected to result in any adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. None of the Seller and the directors and officers (and employees with responsibility for litigation matters) of the Company has any reason to believe that any such action, suit, pro ceeding, hearing, or investigation may be brought or threatened against the Company.

            (w) WARRANTY. Each product and service sold or delivered by the Company has been in material conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no material Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any material Liability) for replacement or correction thereof or other damages in connection therewith. No product or service sold or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 2.3(w) of the Disclosure Schedule includes copies of the standard terms and conditions of sale for the Company (containing applicable guaranty, warranty, and indemnity provisions).

            (x) EMPLOYEES. To the Knowledge of the Seller and the directors and officers of the Company, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice. None of the Seller and the directors and officers (and employees with responsibility for employment matters) of the Company has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

            (y) EMPLOYEE BENEFITS. The Company does not maintain nor ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Benefit Plan. The Company has no Liability for any contribution to any Employee Benefit Plan.

            (z) GUARANTIES. The Company is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

            (aa) ENVIRONMENT, HEALTH, AND SAFETY. The Company has complied in all material respects with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Company has obtained and has been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

            (bb) CERTAIN BUSINESS RELATIONSHIPS. None of the Seller and its Affiliates has been involved in any business arrangement or relationship with the Company within the past 12 months, and none of the Seller or its Affiliates either owns any asset, tangible or intangible, which is used in the Business of the Company or is owed any amount by the Company or owes any amount to the Company.

            (cc) DISCLOSURE. The representations and warranties contained in this Section 2.3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 2.3 not misleading.

                                  ARTICLE III.

                    CONDUCT AND TRANSACTIONS PRIOR TO CLOSING

      3.1 GENERAL. The Parties agree that with respect to the period between the execution of this Agreement and the Closing, each of the Parties will use his or its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article V below).

      3.2 NOTICES AND CONSENTS. The Seller will cause the Company to give any notices to third parties, and will cause the Company to obtain any third-party consents in connection with the matters referred to in Sections 2.3(c) and 2.3(d) above. Each of the Parties will (and the Seller will cause the Company to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 2.1(a), 2.1(b), 2.3(c) and 2.3(d) above.

      3.3 OPERATION OF BUSINESS. Seller covenants and agrees that, prior to the Closing, unless Buyer shall otherwise agree and except as otherwise expressly contemplated or permitted by this Agreement, the Seller will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit the Company to
(i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (ii) create any Subsidiaries, or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 2.3(i) above.

      3.4 PRESERVATION OF BUSINESS. The Seller will use all reasonable efforts to: (i) cause the Company to keep its Business and properties substantially intact, keep in full force and effect all rights, licenses, permits and franchises relating to its Business or properties, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Company; (ii) report on a regular basis to representatives of Buyer regarding operational matters and the general status of ongoing operations;
(iii) not to take any action which would render any representation or warranty made by the Company in this Agreement untrue at any time prior to the Closing if then made; and (iv) notify Buyer of any emergency or other change in the normal course of its Business or in the operation of its properties and of any tax audits, tax claims, governmental or third party complaints, investigation or hearings (or communications indicating that the same may be contemplated) if such emergency, change, audit, claim, complaint, investigation or hearing would reasonably be material, individually or in the aggregate, to the financial condition, results of operations or Business of the Company, or to the Seller's, Company's and Buyer's ability to consummate the transactions contemplated by this Agreement.

      3.5 FULL ACCESS. The Seller will permit, and the Seller will cause the Company to permit, representatives of the Buyer to have full access, at all reasonable times, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company.

      3.6 NOTICE OF DEVELOPMENTS. The Seller will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 2.1 or 2.3 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties contained in Article II above. No disclosure by any Party pursuant to this Section 3.6, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

      3.7 EXCLUSIVITY. The Seller will not (and the Seller will not cause or permit the Company to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

      3.8   CONFIDENTIALITY.

            (a) All Confidential Information (as hereafter defined), acquired by the Buyer with respect to the Company shall be (i) maintained in strict confidence, (ii) used only for the purpose of and in connection with evaluating the transactions contemplated by this Agreement, and (iii) disclosed only to employees and duly authorized agents and representatives of the Buyer who have been informed of the obligations of the Buyer under this Section 3.8. The Buyer will take all reasonable measures to restrain its representatives and agents from prohibited or unauthorized disclosure of Confidential Information. For purposes of this Agreement, "Confidential Information" shall mean all information acquired by the Buyer from the Company or the Seller with respect to the Business, other than information generally available to the public, other than as a result of disclosure by the Buyer in violation of this Section 3.8 and information which is rightfully disclosed to the Buyer on a nonconfidential basis from a source other than the Company or its representatives, provided such source is not known by the Buyer to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Company or another party. If the transactions contemplated by this Agreement are not consummated, all Confidential Information in written or printed or other tangible form (either copies or originals) shall be returned to the Company.

            (b) In the event that the Buyer is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Buyer will notify the Seller promptly of the request or requirement so that the Seller may seek an appropriate protective order or waive compliance with the provisions of this Section 3.8. If, in the absence of a protective order or the receipt of a waiver hereunder, the Buyer is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Buyer may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Person shall use his reasonable best efforts to obtain, at the request of the Seller, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Seller shall designate.

                                   ARTICLE IV.

                             POST-CLOSING COVENANTS

      4.1 GENERAL. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VI below). The Seller acknowledges and agrees that from and after the Closing, the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

      4.2 LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article VI below).

      4.3 TRANSITION. The Seller will take no action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company and after the Closing as it maintained with the Company prior to the Closing. The Seller will refer all customer inquiries relating to the Business of the Company to the Buyer from and after the Closing.

      4.4 CONFIDENTIALITY. The Seller will treat and hold as such all of the Confidential Information and refrain from using any of the Confidential Information except in connection with this Agreement. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 4.4. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his reasonable best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

      4.5 RULE 144. The Buyer will use all reasonable efforts to comply with the requirements of the Securities Act and the Securities Exchange Act after the Closing in order to make the benefits of Rule 144 of the Securities and Exchange Commission under the Securities Act available to Seller and Mr. Gallant.

                                   ARTICLE V.

                              CONDITIONS OF CLOSING

      5.1 CONDITIONS OF OBLIGATIONS OF THE BUYER. The obligations of the Buyer to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

            (a) the representations and warranties set forth in Section 2.1 and
      Section 2.3 above shall be true and correct in all material respects at and as of the Closing Date;

            (b) the Seller and the Company shall have performed all obligations and agreements and complied with all of their covenants in this Agreement in all material respects at or before the Closing;

            (c) the Company and/or Seller shall provide evidence, in form and substance satisfactory to Buyer, that there have been obtained all consents, approval and authorizations required for the consummation of the transactions contemplated by this Agreement;

            (d) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Acquired Shares and to control the Company, or (D) affect adversely the right of the Company to own its assets and to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

            (e) the Seller shall have delivered to the Buyer a certificate dated as of the Closing Date and executed by both the Seller and the President of the Company to the effect that each of the conditions specified above in Sections 5.1(a) to 5.1(d) is satisfied in all respects;

            (f) the Buyer shall have received from counsel to the Seller, acceptable to Buyer, an opinion in form and substance acceptable to the Buyer, addressed to the Buyer, dated as of the Closing Date and addressing the matters referred to in Sections 2.1(a), (b) and (e) and 2.3(a)-(d) above;

            (g) Buyer shall have completed the Private Placement and all transactions related thereto;

            (h) The investigation by Buyer and its representatives in connection with the transactions contemplated by this Agreement shall not have caused the Buyer or its representatives to become aware of any facts or circumstances relating to the Business, operations, assets, properties, liabilities, financial condition, results of operation or affairs of the Company that, in the sole judgment of the Buyer, make its inadvisable for the Buyer to proceed with the purchase of the Acquired Shares;

            (i) Buyer shall have received releases, in form satisfactory to the Buyer, of any and all claims and liabilities of Seller, Signature Geophysical Services Incorporated and Kahuna Energy, Inc. against the Company;

            (j) Seller shall have delivered to the Buyer executed contracts for the performance of geophysical services for GEKO/Prakla's Weeks Island project (providing for a contract price of $37,500 per square mile and additional payments to Input/Output, Inc. of $1,400,000) and SMK Energy Corporation's Interdomal project;

            (k) Seller shall have delivered to the Buyer the Disclosure Schedule, in form and substance satisfactory to Buyer, in its sole discretion;

            (l) Buyer's board of directors shall have approved and authorized this Agreement and the transactions contemplated by this Agreement; and

            (m) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 5.1 if it executes a writing so stating at or prior to the Closing.

      5.2 CONDITIONS OF OBLIGATIONS OF THE SELLER. The obligations of the Seller to consummate the transactions to be performed by Seller in connection with the Closing are subject to satisfaction of the following conditions:

            (a) the representations and warranties set forth in Section 2.2 above shall be true and correct in all material respects at and as of the Closing Date;

            (b) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (c) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or
      (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

            (d) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Sections 5.2(a) to 5.2(c) is satisfied in all respects;

            (e) the Buyer shall have delivered to the Seller evidence, satisfactory to the Seller, that the Private Placement and all transactions related thereto shall have been completed and that the Buyer will make available to the Company immediately after Closing (i) up to $1,000,000 for the payment of the Company's liabilities and (ii) an additional $1,000,000 for satisfaction of the Company's working capital requirements after the Closing;

            (f) the Seller shall have received from Chamberlain, Hrdlicka, White, Williams & Martin, counsel to the Buyer, an opinion acceptable to the Seller, addressed to the Seller, dated as of the Closing Date and addressing the matters referred to in Sections 2.2(a)-(c) and (f) above;

            (g) the Seller or Mr. Gallant shall have received from the Buyer funds sufficient to pay the Company's indebtedness to Seller, Signature Geophysical Services, Incorporated and Kahuna Energy, Inc.; and

            (h) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 5.2 if they execute a writing so stating at or prior to the Closing.

                                   ARTICLE VI.

                       REMEDIES FOR BREACHES OF AGREEMENT

      6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of three
(3) years thereafter, except for representations regarding Company's Tax Liabilities, which representations will expire and be terminated on the date of expiration of the statute of limitations for collection of such Tax Liability in question.

      6.2   INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

            (a) In the event the Seller or the Company breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of their representations, warranties, and covenants contained herein and, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 7.9 below within the survival period specified in Section 6.1 hereof, then the Seller agrees to indemnify each of the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of the survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). Notwithstanding the foregoing to the contrary, Seller shall not be required to indemnify the Buyer from any Adverse Consequences pursuant to this Section 6.2(a) until the aggregate amount of such Adverse Consequences exceeds $10,000.

            (b) The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Company for the unpaid Taxes of any Person (other than the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            (c) The Seller agrees to indemnify the Buyer from and against one-half of the first $500,000 of any Adverse Consequences (including the Company's attorneys' fees) the Buyer may suffer resulting from, arising out of , relating to, in the nature of, or caused by any litigation among the Company, Sonat Exploration Company ("Sonat") and Vanguard Geophysical Services, Inc. In the event the Company recovers any amount of damages from Sonat as a result of any such litigation, (i) Seller shall be entitled to be reimbursed for any amounts paid by Seller pursuant hereto out of a percentage of any such recovery equal to the amounts paid by Seller pursuant hereto divided by the aggregate amount of all Adverse Consequences suffered by Buyer under this Section 6.2(c), and (ii) any additional amount shall be applied first to reimburse the Company for any expenses incurred as a result of such litigation and the balance shall be treated as additional revenue of the Company.

      6.3 INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained herein, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to Section 7.9 below within the survival period specified in Section 6.1 hereof, then the Buyer, as applicable, agree to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of the survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

      6.4   MATTERS INVOLVING THIRD PARTIES.

            (a) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this Article VI, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the

      Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

            (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

            (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6.4(b) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

            (d) In the event any of the conditions in Section 6.4(b) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VI.

      6.5 OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant.

                                  ARTICLE VII.

                                  MISCELLANEOUS

      7.1 TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:

            (a) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (b) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller or the Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or
      (B) if the Closing shall not have occurred on or before July 15, 1997, by reason of the failure of any condition precedent under Section 5.1 above (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

            (c) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material represen tation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or (B) if the Closing shall not have occurred on or before July 15, 1997 (unless the failure to close results primarily from the Seller or the Company itself breaching any representation, warranty, or covenant contained in this Agreement).

      7.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 7.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

      7.3 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

      7.4 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and to James V. Gallant and their respective successors and permitted assigns.

      7.5 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof including, without limitation, the Letter of Intent.

      7.6 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

      7.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      7.8 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      7.9 NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      IF TO THE SELLER OR
        THE COMPANY:                SIGNATURE GEOPHYSICAL SERVICES, INC.
                                    19407 PARK ROW, SUITE 195
                                    HOUSTON, TEXAS 77084
                                    ATTENTION:  JAMES V. GALLANT

      COPY TO:                      BRACEWELL & PATTERSON, L.L.P.
                                    711 LOUISIANA STREET, SUITE 2900
                                    HOUSTON, TEXAS  77002
                                    ATTENTION:  THOMAS W. ADKINS

      IF TO BUYER:                  GEOKINETICS INC.
                                    5555 SAN FELIPE, SUITE 780
                                    HOUSTON, TEXAS  77056
                                    ATTENTION:  JAY D. HABER

      COPY TO:                      CHAMBERLAIN, HRDLICKA, WHITE,
                                          WILLIAMS & MARTIN
                                    1200 SMITH STREET, SUITE 1400
                                    HOUSTON, TEXAS  77002
                                    ATTENTION: JAMES J. SPRING, III

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      7.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

      7.11 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      7.12 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      7.13 EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that the Seller will bear the Seller's costs and expenses (including Seller's legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby. Notwithstanding the foregoing to the contrary, the Parties acknowledge that the Company shall pay up to $7,500.00 of legal expenses incurred in connection with the transactions contemplated by this Agreement.

      7.14 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

      7.15 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      7.16 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 7.17 below), in addition to any other remedy to which they may be entitled, at law or in equity.

      7.17 SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any federal court sitting in Houston, Texas, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                                    BUYER:

                                    GEOKINETICS INC.


                                    /s/ JAY D. HABER
                                    Jay D. Haber, President

                                    SELLER:

                                    GALLANT ENERGY, INC.


                                    /s/ JAMES V. GALLANT
                                    James V. Gallant, President

                                    COMPANY:

                                    SIGNATURE GEOPHYSICAL SERVICES, INC.


                                    /s/ JAMES V. GALLANT
                                    James V. Gallant, President


      James V. Gallant, a Texas resident, hereby fully and unconditionally guarantees the performance by the Seller of all obligations, covenants and agreements of Seller and the Company under the terms of the Agreement (including, but not limited to, the agreements set forth in Sections 2.2, 2.3, 3.1 and 6.2 thereof).

                                    /s/ JAMES V. GALLANT
                                        JAMES V. GALLANT